UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2013

Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

001-31569	41-1775532
(Commission File Number)	(IRS Employer Identification No.)

1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders

On May 30, 2013, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). Of the 4,150,285 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting, 3,909,338 shares or 94.2% were present either in person or by proxy.

The following describes the matters considered by the Company’s shareholders at the Annual Meeting, as well as the final results of the votes cast at the meeting:

1.	Election of seven directors to serve until the 2014 Annual Meeting of Shareholders.

Nominee	For	Withhold	Broker Non-Vote
Patrick R. Cruzen	2,644,649	2,334	1,262,355
Burton F. Dahlberg	2,645,371	1,612	1,262,355
John L. Morgan	2,645,720	1,263	1,262,355
Carin J. Offerman	2,644,769	2,214	1,262,355
Curtis A. Sampson	2,516,818	130,165	1,262,355
Randall D. Sampson	2,514,636	132,891	1,262,355
Dale H. Schenian	2,515,636	131,347	1,262,355

2.	Ratification and approval of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

For	Against	Abstain	Broker Non-Vote
3,898,597	2,426	8,315	None

3.	Advisory approval of the Company’s executive compensation.

For	Against	Abstain	Broker Non-Vote
2,636,679	9,191	1,113	1,262,355

4.	Advisory recommendation on the frequency of shareholder voting on executive compensation.

1 Year	2 Years	3 Years	Abstain	Broker Non-Vote
227,071	10,227	1,855,209	554,476	1,262,355

As a result, each nominee was elected as a director of the Company for a one-year term and proposals number 2 and 3 were approved.

With respect to Proposal 4, the non-binding advisory recommendation on the frequency of future executive compensation advisory votes, approximately 88.7% of the votes that indicated a preference voted in favor of holding the advisory vote every three years, which was the recommendation of the Company’s Board of Directors. The Board of Directors has not made a decision consider how frequently to hold future required advisory votes on executive compensation, but will consider the matter at a future Board meeting and disclose its decision in a future filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated: July 16, 2013	By:	/s/ Randall D. Sampson
Randall D. Sampson Chief Executive Officer